Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-239480 on Form S-3 and Nos. 333-231389, 333-200828, 333-188526, 333-182225, 333-56161, 333-50806, 333-49732, 333-121073, 333-151184, 333-155191, 333-129774, and 333-261178 on Form S-8 of our reports dated February 25, 2022, relating to the financial statements of Sempra Energy and the effectiveness of Sempra Energy’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
February 25, 2022